UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MENTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MENTOR CORPORATION
201 Mentor Drive
Santa Barbara, California 93111
Telephone: (805) 879-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 17, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Mentor Corporation, a Minnesota corporation (the “Company”), will be held Monday, September 17, 2007 at 10:00 a.m. local time at the Four Seasons Resort, the Biltmore, 1260 Channel Drive, Santa Barbara, California, 93108 (the “Annual Meeting”), to consider and take action upon the following matters, as more fully described in the proxy statement accompanying this notice:
1.	To elect a Board of eight directors to serve until the next Annual Meeting, or until their successors are duly elected and qualified;
2.	To approve an amendment to the Company’s Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series;
3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2008; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors has fixed the close of business on July 19, 2007 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joseph A. Newcomb
Joseph A. Newcomb
Secretary
Dated: July 27, 2007
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

MENTOR CORPORATION
201 Mentor Drive
Santa Barbara, California 93111

ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 17, 2007

PROXY STATEMENT

General
The enclosed proxy is solicited by the Board of Directors of Mentor Corporation (the “Company”, “we” or “us”) for use at our Annual Meeting of Shareholders to be held Monday, September 17, 2007 at 10:00 a.m. local time at the Four Seasons Resort, the Biltmore, 1260 Channel Drive, Santa Barbara, California, 93108 (the “Annual Meeting”), and any and all adjournments or postponements thereof. This Proxy Statement and form of proxy, along with our Annual Report for the fiscal year ended March 31, 2007, are being mailed to our shareholders on or about July 27, 2007.
Purposes of the Annual Meeting
At our Annual Meeting, holders of our common stock will be asked to:
1.	elect a Board of eight directors to serve until the next Annual Meeting, or until their successors are duly elected and qualified;
2.	approve an amendment to our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008; and
4.	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Voting Rights and Outstanding Shares
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. Only holders of record of the 34,342,362 shares of our common stock outstanding at the close of business on July 19, 2007 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On each matter to be considered at the Annual Meeting, shareholders will be entitled to cast one vote for each share held of record on July 19, 2007. Holders of common stock do not have cumulative voting rights.
Our Bylaws and Restated Articles of Incorporation provide that the holders of a majority of the shares of our stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Votes cast at the Annual Meeting will be tabulated by the persons appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Broker Non-Votes and Abstentions
A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner with respect to a non-routine matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters currently include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. However, the proposal to amend our Restated Articles of Incorporation to authorize the creation of preferred stock is not considered a routine matter. Accordingly, at the Annual Meeting, brokers who have not received instructions regarding shares held in street name will have authority to vote on Proposal No. 1 and Proposal No. 3, but will not have the authority to vote on Proposal No. 2.
Proposals 2 and 3 each require the approval of a majority of the voting power of the outstanding shares present and entitled to vote on that item at the Annual Meeting. Therefore, abstentions as to Proposals 2 and 3 will have the same effect as votes against such proposals. Broker non-votes as to Proposal 2, however, will not be deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.
Directors will be elected under Proposal 1 by a favorable vote of a plurality of the voting power of all outstanding shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on Proposal 1. Accordingly, abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes.
Voting and Revocability of Proxies
All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote:
1.	FOR the election of each of the nominees for election to the Board of Directors listed in the proxy;
2.	FOR the amendment to our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series;
3.	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended March 31, 2008; and
4.	As to any other business which may properly come before the meeting, in accordance with their best judgment.
Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.
Solicitation
The cost of soliciting proxies will be borne by us. The solicitation will be primarily by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of our common stock. Further solicitation of proxies may be made by telephone or oral communication with some shareholders by our regular employees who will not receive additional compensation for the solicitation. We have no present plan to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

PROPOSAL 1
ELECTION OF DIRECTORS
General
The number of directors authorized by the shareholders pursuant to our Bylaws was set at seven at the 2006 Annual Meeting of Shareholders. Our Bylaws give the Board of Directors the authority to increase the number of directors by no more than two over the number last established by the shareholders. At a meeting of the Board of Directors in March 2007, the authorized number of directors was increased from seven to eight, which remains the current authorized number of directors.
Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders, or until their successors are duly elected and qualified. The Board of Directors has nominated all seven current directors and one additional nominee for director, identified below, to be presented as nominees for election to the Board of Directors at the Annual Meeting. All nominees other than Burt Rosen are standing for re-election.
Unless individual shareholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the eight nominees named below. Although it is anticipated that each nominee will be able and willing to serve as a director, should any nominee become unable or unwilling to serve, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy, but may not vote for more than eight individuals.
The following sets forth certain information concerning the nominees for director:

		Director
Nominee	Age	Since	Positions and Offices Held with the Company
Michael L. Emmons	66	2004	Director
Walter W. Faster	74	1980	Director
Margaret H. Jordan	64	2007	Director
Joshua H. Levine	49	2004	President, Chief Executive Officer and Director
Katherine S. Napier	52	2007	Director
Burt E. Rosen	58	—	Nominee for Director
Ronald J. Rossi	67	1999	Director
Joseph E. Whitters	49	2004	Chairman of the Board
Joseph E. Whitters has served as a Senior Advisor to Frazier Healthcare Ventures, a health care focused venture capital firm, since 2005. From 1986 until 2005 he held various financial, accounting and tax positions at First Health Group Corp., a managed health care company, including serving as Chief Financial Officer from 1988 until 2004. First Health Group Corp. was acquired in January 2005. Prior to joining First Health Group Corp., Mr. Whitters was employed in various financial, accounting and tax positions by United HealthCare Corp., Overland Express and Peat Marwick. Mr. Whitters is a certified public accountant. He is also a director of Omnicell, Inc. and Luminent Mortgage Capital.
Michael L. Emmons retired from Accenture, a worldwide consulting firm (formerly known as Andersen Consulting) in August 2001 where he had developed and managed its worldwide tax function since 1995. Prior to joining Accenture, he had been a tax partner with Arthur Andersen & Co., where he was employed for over 28 years in various tax and management positions. Mr. Emmons is a certified public accountant and an attorney. Mr. Emmons holds a BA and JD from University of Washington and a LLM in Taxation from New York University Graduate School of Law.

Walter W. Faster retired as Vice President, Corporate Growth and Development for General Mills, Inc., a manufacturer of packaged foods and other consumer goods, in 1997. Prior to his retirement, he served in various executive marketing and finance capacities with General Mills, Inc. from 1963 to 1997. Prior to that, he served as a management consultant with Booz, Allen and Hamilton, an international consulting firm.
Margaret H. Jordan has had a 43 year career focused on private and public healthcare management, and has served as the President of Dallas Medical Resources since 2004. Prior to that position, she has held management positions with organizations such as Texas Health Resource, Southern California Edison Company, Kaiser Foundation Health Plan and the U.S. Public Health Service. Ms. Jordan serves as a director of Reliant Pharmaceuticals LLC and the Federal Reserve Bank of Dallas, and on several nonprofit boards, including the Women’s Museum, American Hospital Association, the Public Health Institute and the Dallas Museum of Art. She holds an MPH from the University of California-Berkeley and BSN from Georgetown University.
Joshua H. Levine has served as our President and Chief Executive Officer and a director since June of 2004. Mr. Levine began his career with us in October of 1996 as Vice President, Sales-Aesthetic Products and advanced through positions of increasing responsibility in the aesthetic business franchise including V.P., Sales and Marketing-Domestic and V.P., Sales and Marketing-Global. In June of 2002, Mr. Levine was named Senior V.P., Global Sales and Marketing and an executive officer of Mentor Corporation. In December of 2003, Mr. Levine was promoted to President and Chief Operating Officer, the position he held until being named to his current position as Chief Executive Officer. Prior to joining us, Mr. Levine was employed from 1989 through 1996 with Kinetic Concepts, Inc. (KCI), a specialty medical equipment manufacturer, in a variety of executive level sales and marketing positions, ultimately serving as Vice President and General Manager of KCI’s Home Care Division. Mr. Levine began his career in healthcare with American Hospital Supply Corporation in 1982 and continued with the organization after it was acquired by Baxter Travenol. From 1982 through 1988, Mr. Levine held line management sales and marketing positions across a variety of manufacturing, distribution and service businesses. Mr. Levine earned his bachelor’s degree in Communications from The University of Arizona in Tucson.
Katherine S. Napier has had a 27 year career in general management and marketing. She currently serves as a consultant to River West Brands LLC, a brand acquisition and redevelopment company. She served as Senior Vice President, Marketing, for McDonald’s Corporation in both Europe and the U.S. from 2002 to 2006. Prior to that, she held the position of Vice President and General Manager of the North American Pharmaceuticals Division and Women’s Health Group for Procter & Gamble, where she worked from 1979 to 2002. Ms. Napier serves on the board of Third Wave Technologies and Alberto-Culver Company, is a board of trustee member for Catholic Health Care Partners and Xavier University in Cincinnati, and serves on the Board of Visitors for Wake Forest University Calloway School of Business. She holds an MBA in marketing and finance from Xavier University and a BA in Economics and Studio Fine Arts from Georgetown University.
Burt E. Rosen is a nominee for director and is not currently serving as a director of the Company. For the past 30 years, Mr. Rosen has developed and implemented federal and state government relations communication strategies for five major pharmaceutical, consumer products and medical device companies. He has served as Vice President Federal Government Relations for Purdue Pharmaceuticals since 2002. He has also served in a government relations capacity for Novartis, SmithKline Beecham (now GlaxoSmithKline), Bristol-Myers Squibb and Pfizer, Inc. Mr. Rosen began his career in public policy when he joined U.S. Senator Ernest F. Hollings (D-SC) as his Legislative Aide in Washington D.C. in 1973. Mr. Rosen holds a BS in Economics from the University of South Carolina and a JD from the University of South Carolina Law Center.
Ronald J. Rossi was Chief Executive Officer of LoJack Corporation, a company which develops and markets stolen vehicle recovery technology, from November 2000 until February 1, 2005 and retired as Chairman of the Board on May 18, 2006, a position to which he was first elected in March 2001. Mr. Rossi has been a member of the Board of UST, Inc. a consumer products company, since June 2004. Mr. Rossi served as President of Oral-B Worldwide, a maker of oral personal care products and a subsidiary of The Gillette Company, from 1998 to 2000. He also served as President of Gillette North America Grooming Division from 1988 to 1998 and prior to that held various executive and sales and marketing positions at The Gillette Company.

Relationships among Directors or Executive Officers
There are no current family relationships among any of our directors or executive officers.
Director Independence
The Board has determined that all of the director nominees, other than Mr. Levine, including those who serve on the Audit, Compensation and Nominating and Governance Committees, are “independent” under the listing standards of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based this determination primarily on a review of the responses of the director nominees to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with the directors.
Corporate Governance
Pursuant to Minnesota law and our Bylaws, our business and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
Copies of the written committee charters for the Audit, Compensation and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website, and can be found under the “Investor Relations” and “Corporate Governance” links. Our website is www.mentorcorp.com. Copies are also available in print, free of charge, by writing to Investor Relations, Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111. We may post amendments to or waivers of the provisions of the Code of Ethics for Senior Financial Officers and our Code of Business Conduct and Ethics, if any, on the website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement.
Board Committees and Meetings
The Board of Directors held 18 meetings during the fiscal year ended March 31, 2007 and acted by written consent without a meeting three times. The Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. Each incumbent director attended at least 80% of the total number of meetings of the Board of Directors and Board Committees on which that director served. Members of the Board and its committees also consulted informally with management from time to time.
Audit Committee. The Audit Committee acts pursuant to a written charter, which is available on our website (as described above). The charter requires that the Audit Committee be comprised of at least three members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange (“NYSE”), and the Board of Directors has determined that all members of the Audit Committee satisfy this requirement. The Board of Directors has also determined that each member of the Committee is independent, as that term is defined under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The current members of the Audit Committee are Messrs. Emmons, Faster and Whitters. Although more than one member of the Audit Committee is believed to qualify as an “audit committee financial expert” as that term is defined in the rules promulgated under the Securities Act of 1933, as amended, the Audit Committee has designated Mr. Emmons as that expert.
The Audit Committee assists the Board of Directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The Audit Committee is also responsible for producing an Audit Committee Report for inclusion in our proxy statement. The Audit Committee held 15 meetings during the fiscal year ended March 31, 2007.

Compensation Committee. The Compensation Committee acts pursuant to a written charter, which is available on our website. The charter requires that the Compensation Committee be comprised of at least two members, both of whom (or all of whom, as the case may be) must be independent as defined in the listing standards of the NYSE, and the Board has determined that all current members satisfy this requirement. The current members of the Compensation Committee are Messrs. Whittier, Faster and Rossi and Ms. Napier.
The Compensation Committee assists the Board of Directors in discharging its responsibilities in respect of compensation of our executive officers and directors, including, among other things, annual salaries and bonuses, equity-based awards, and other incentive compensation arrangements. In addition, it administers our stock incentive plans. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to subcommittees of the Compensation Committee, provided that the subcommittee is composed entirely of independent directors and has a published committee charter. Executive officers are not authorized to make discretionary grants or awards to any Company employees. The Compensation Committee is also responsible for producing a Compensation Committee Report for inclusion in our proxy statement. The Compensation Committee held a total of ten meetings during the fiscal year ended March 31, 2007.
Nominating and Governance Committee. The Nominating and Governance Committee acts pursuant to a written charter, which is available on our website. The charter requires that the Nominating and Governance Committee be comprised of at least two members, both of whom (or all of whom, as the case may be) must be independent as defined in the listing standards of the NYSE, and the Board has made the determination that all current members satisfy this requirement. The current members of the Nominating and Governance Committee are Messrs. Rossi and Faster and Ms. Jordan.
Director Nomination Process
The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the full Board of Directors nominees for election as directors. To fulfill this role, the Nominating and Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. In considering candidates for directors, the Nominating and Governance Committee takes into account a number of factors, including the following: (i) independence under applicable listing standards; (ii) relevant business experience; (iii) judgment, skill, integrity and reputation; (iv) number of other boards on which the candidate serves; (v) other business and professional commitments; (vi) potential conflicts of interest with other pursuits; (vii) whether the candidate is a party to any action or arbitration adverse to us; (viii) financial and accounting background to enable the Nominating and Governance Committee to determine whether the candidate would be suitable for possible Audit Committee membership or qualify as an “audit committee financial expert”, (ix) executive compensation background, to enable the committee to determine whether a candidate would be suitable for Compensation Committee membership; (x) whether the candidate has agreed to be interviewed by the Nominating and Governance Committee if requested; (xi) the size and composition of the existing Board; and (xii) diversity the candidate offers to the Board and us as a company.
In addition, candidates must be willing and able to devote the required amount of time to our business. In evaluating candidates, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
The Nominating and Governance Committee will consider qualified candidates for directors suggested by shareholders applying the criteria for candidates described above and considering the additional information referred to below. Shareholders wishing to suggest a candidate for director should write the Chairman of the Nominating and Governance Committee at our principal executive offices and include: (i) the shareholders’ name and contact information; (ii) a statement that the writer is a shareholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board size and composition, sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board; (vii) a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; (viii) detailed information about any relationship or understanding between the proposing shareholder and candidate and (ix) all other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Chairman of the Nominating and Governance Committee at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to shareholders in connection with the previous year’s annual meeting of shareholders.
Before nominating a sitting director for reelection at an annual meeting, the Nominating and Governance Committee will consider the director’s performance on the Board and whether the director’s reelection will be consistent with our Corporate Governance Guidelines.
When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of the candidate, the Nominating and Governance Committee will interview the candidate if it believes the candidate might be suitable for a director. The Nominating and Governance Committee may also ask the candidate to meet with management. If the committee believes the candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.
In addition to the above, the Nominating and Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principals for the Company and overseeing the evaluation of the Board of Directors and management. The Nominating and Governance Committee held six meetings during the fiscal year ended March 31, 2007.
The Committee has recommended the nomination of the individuals named in this Proposal 1 for election to the Board of Directors at this Annual Meeting.
Executive Sessions
Non-management directors meet regularly in executive session without management. Non-management directors are all those who are not our officers and include directors, if any, who are not considered independent under NYSE listing standards. Executive sessions are led by the Chairman of the Board. An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Chairman or at the request of other directors.
Compensation Committee Interlocks and Insider Participation
During fiscal 2007 Messrs. Faster, Rossi, Michael Nakonechny, Jeffrey Ubben (until his resignation from the Board of Directors in November 2006) and Whitters (beginning in November 2006), and Ms. Napier (upon her election to the Board of Directors in March 2007), served on the Compensation Committee. Mr. Nakonechny resigned from the Board of Directors in May 2007. No member of the Compensation Committee was employed by us at any time during fiscal year 2007 or at any other time. None of our current executive officers served as members of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors of Compensation Committee.
Director Attendance at Annual Meetings
We typically schedule a Board meeting in conjunction with its annual meeting of shareholders and expect that our directors will attend, absent a valid reason. Last year, all of our directors attended our annual meeting of shareholders, with the exception of Mr. Ubben.
Proposal
At the Annual Meeting, shareholders will be asked to elect eight directors to serve on our Board of Directors until the next annual meeting of shareholders or until their respective successors have been elected and qualified. The nominees receiving the highest number of affirmative votes of the voting power of all outstanding shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on this Proposal shall be elected. The Board of Directors recommends that you vote FOR the election of each of the nominees listed above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program and Philosophy
Our compensation program is intended to:
•	attract, motivate, retain and reward employees of outstanding ability;
•	link changes in employee compensation to individual and corporate performance;
•	facilitate the development of a progressive, results-oriented high performance culture;
•	provide opportunities for employee involvement, development and meaningful contribution;
•	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and
•	align employees’ interests with those of the stockholders.
The ultimate objective of our compensation program is to improve shareholder value. In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly-situated employees of peer companies.
The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers. The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable and competitive, consistent with our compensation policies. The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.
In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee also takes into consideration a number of factors related to our performance, such as earnings per share, profitability and revenue growth, as well as competitive developments among peer companies.
Role of Executive Officers in Compensation Decisions
The Committee reviews and approves the compensation paid to our President and Chief Executive Officer. With regard to the compensation paid to each executive officer other than the President and Chief Executive Officer, the President and Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Committee deems reasonable.
Management plays a significant role in the compensation-setting process for executive officers, other than the President and Chief Executive Officer, by:
•	evaluating employee performance;
•	recommending business performance targets and establishing objectives; and
•	recommending salary levels, bonuses and equity-based awards.
Management also prepares meeting information for most Committee meetings, and the President and Chief Executive Officer participates in Committee meetings at the Committee’s request to provide:
•	background information regarding our strategic objectives;
•	his evaluation of the performance of the executive officers; and
•	compensation recommendations as to executive officers (other than himself).

Setting Executive Compensation
Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve our business goals and reward executive officers for achieving such goals.
In making compensation decisions, the Committee believes that information regarding pay practices at other peer companies is useful because the Committee recognizes that our compensation practices must be competitive in the marketplace.
In furtherance of these objectives, in fiscal 2007 the Committee engaged Pearl Meyer and Partners, an independent human resources consulting firm, to provide research regarding compensation programs and compensation levels among a peer group of publicly-traded healthcare/pharmaceutical companies. This firm reported directly to the Committee and did not perform any other services for the Company. The Committee’s charter grants the Committee the authority, without consulting or obtaining the approval of any officer in advance, to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director or executive officer compensation.
Pearl Meyer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers. The companies comprising the peer group were as follows: Adams Respiratory Therapeutics, Inc.; Advanced Medical Optics, Inc.; American Medical Systems Holdings, Inc.; Arrow International, Inc.; CYTYC Corp.; Gen Probe, Inc.; IDEXX Laboratories, Inc.; ImClone Systems, Inc.; Kyphon, Inc.; Medicis Pharmaceutical Corp.; MGI Pharma, Inc.; Resmed, Inc.; and Techne Corp.
For fiscal year 2007, there was an informal policy or target for the allocation of cash and non-cash or short-term and long-term incentive compensation. This informal target was benchmarked at approximately the fiftieth percentile of the compensation paid by our peer group of companies, and the Committee also reviewed the information provided by the independent consulting firm in determining the appropriate level and mix of incentive compensation.
The Committee also relies upon its judgment and, when appropriate, management’s judgment, of each individual in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value. Key factors affecting this judgment include:
•	performance compared to the financial, operational and strategic goals established for the executive officer or the company at the beginning of the year;
•	nature, scope and level of responsibilities;
•	contribution to our financial results, particularly with respect to key metrics such as cash flow, revenue and earnings; and
•	effectiveness in leading our initiatives.
In addition, the Committee considers each executive officer’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers within the company and the compensation paid to similarly-situated executive officers at peer companies.

2007 Executive Compensation Components
For the fiscal year ended March 31, 2007, the principal components of compensation for the executive officers were:
•	base salary;
•	performance-based annual incentive bonus;
•	long-term equity incentive compensation; and
•	perquisites and other personal benefits.
Base Salary
We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. In setting base salaries, the Committee periodically reviews published compensation survey data for the industry. The base salary for each of the executive officers is guided by the salary levels for comparable positions in the industry, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual at the Committee’s discretion.
Each executive officer’s base salary is typically reviewed every year and is adjusted from time to time on the basis of:
•	the Committee’s evaluation of the executive officer’s personal performance for the year; and
•	the competitive marketplace for persons in comparable positions.
Our overall performance and profitability also may be a factor in determining the base salaries for the executive officers.
Performance-Based Annual Incentive Bonus
We have adopted a performance-based annual incentive bonus plan (“AIB”) which provides the Committee with the flexibility to design a cash-based incentive compensation program to motivate and reward performance for the year for eligible employees, including the executive officers. The Committee considers each year whether a performance-based annual incentive bonus plan should be established for the year and, if so, approves the group of employees eligible to participate in such plan for that year. The AIB includes various incentive levels based on the participant’s position, with the pay-out targets for executives ranging from 40% to 100% of base salary with the potential for a 20% additional bonus for outstanding company results, plus up to a 10% additional bonus for outstanding individual performances, which increases the maximum possible payout, depending on the executive officer, to 52.8%, 85.8% or 132% of base salary. Cash bonuses under the AIB have the effect of linking a significant portion of the executive officers’ total cash compensation to overall company performance and to position the executive’s cash compensation within the range for comparable positions at similar U.S.-based healthcare/pharmaceutical companies when superior performance is achieved.
The Committee sets minimum, target and maximum levels for our financial objectives each year and the payment and amount of any bonus is dependent upon whether we achieve those performance goals. The Committee generally establishes financial objectives that it believes can be reasonably achieved with strong individual performance over the fiscal year. For fiscal year 2008, the Committee has established strategic objectives in addition to financial objectives.
Generally, the Committee sets the minimum, target and maximum levels based upon our achievement of specified results with respect to corporate operating income, or COI, for that fiscal year, subject to the Committee’s oversight and modification of those levels. Minimum levels are set below the target level, while maximum levels are set above the target level. In making the determination of minimum, target and maximum levels, the Committee may consider the specific circumstances facing us during the year and our strategic plan for the year. In past years, the target level with respect to COI has been based on our confidential internal performance goals and not on published estimates of our financial performance for the year.

If the minimum, target or maximum performance objectives are met, participants are eligible to receive a bonus payment under the AIB plan, with the specific amount that such participant receives dependent on his or her individual performance. Individual performance is based upon the evaluation of the individual employee’s performance and contribution for the fiscal year. For example, if an executive officer has a target bonus amount of 60% of his/her base salary and we meet target COI objectives for the fiscal year, the executive officer will receive a cash incentive bonus payment under the plan equal to 60% of his/her current annual base salary if the executive officer’s individual performance meets his/her target goals for the fiscal year.
If we meet target COI objectives for the year and the executive officer’s individual performance exceeds his/her target goals for the fiscal year, his/her bonus payment for the year may be increased by up to 10%, or to a maximum of 66% of annual base salary. If, on the other hand, we meet target COI objectives for the year but the executive officer’s individual performance is below target goals for the fiscal year, his/her bonus payment for the year will be less than 60% of his/her annual base salary. If we do not meet minimum COI objectives for the fiscal year, generally no bonus payments will be made under the AIB plan.
For fiscal year 2007, the amount that could have been received by our President and Chief Executive Officer under the AIB plan ranged from between 0% (assuming the minimum objectives were not met) of annual base salary to up to 132% of annual base salary, with a targeted bonus amount of 100% of base salary at attainment of 100% of budgeted COI. For executive officers, other than the President and Chief Executive Officer, the amount such officers could have received ranged from 0% (assuming the minimum objectives were not met) to 99% of base salary, with targeted bonus amounts from 40% to 75% of annual base salary at attainment of 100% of budgeted COI. The table entitled “Fiscal Year 2007 Grants of Plan-Based Awards” in this proxy statement sets forth the estimated range of cash payouts to executive officers under the AIB plan assuming minimum, target or maximum performance objectives were met for fiscal year 2007.
Each of the following named executive officers received the following payments in June 2007 under the AIB plan for fiscal year 2007 performance:

Name	2007 AIB Award
Joshua H. Levine	$500,000
Loren L. McFarland	$225,000
Joseph A. Newcomb	$225,000
Edward S. Northup	$—
The Committee retains wide discretion to interpret the terms of the AIB plan and to interpret and determine whether our COI objectives or an individual’s performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether our COI objectives were met during any particular fiscal year. Further, the Committee may consult with the Board of Directors or seek ratification from the Board of Directors with respect to interpretations of the terms of the AIB plan.
In addition, the Committee may approve cash bonuses outside of the AIB plan. For example, the Committee may approve bonus awards in connection with an executive officer’s efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the AIB plan. In May 2007, with respect to fiscal year 2007, the Committee approved a special cash bonus award to Mr. Levine in the amount of $250,000 as a reward for his leadership in our multi-year efforts to obtain Food and Drug Administration approval of our MemoryGel™ silicone gel-filled breast implants. This FDA approval, with conditions, was received in November 2006.
Cash awards made to executive officers for fiscal year 2007 are reflected in columns (d) and (g) of the Fiscal Year 2007 Summary Compensation Table.
Long-Term Equity Incentive Compensation
The Board has delegated to the Committee the authority to make grants of stock options, shares of restricted stock, and performance stock units (“PSUs”) to executive officers and other employees under our 2005 Long Term Incentive Plan, as amended. In fiscal year 2007, our equity compensation program consisted of grants of stock options, shares of restricted stock, and performance stock units. These grants were designed to:

•	attract superior managerial and professional talent;

•	retain key managerial and professional talent to support our continued growth and success; and

•	align management incentives with goals of the shareholders.
Stock option, restricted stock and PSU grants are designed to align the interests of the executive officers with those of our shareholders and provide each executive officer with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.
Each stock option grant allows the executive officer to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, shares subject to the option grant become exercisable in a series of installments over a four year period, contingent upon the executive officer’s continued employment. Accordingly, the option grant will provide a positive return to the executive officer only if he or she continues to provide services to us during the vesting period, and then only if the market price of the shares appreciates over the option term.
During fiscal 2007, newly hired executive officers received their award of stock options on their first date of employment. Additional options may be granted over time to executive officers in connection with performance and promotions. Effective March 2007, we adopted a policy pursuant to which grants of stock options (i) to existing employees shall be made on the date of the meeting of our Board of Directors which takes place immediately following our Annual Meeting of Shareholders and (ii) to new employees shall be made on the first trading day of the month following the month in which the employee commences employment. In each case, the exercise price shall be the closing sales price of our common stock as reported by the New York Stock Exchange on the date of the grant of the option.
Each grant of shares of restricted stock vests in installments over a five year period. Apart from receiving dividends with respect to these shares on the same basis as all other shareholders, the shares of restricted stock will provide a positive return to the executive officer only if he or she remains employed by us during the vesting period. Additionally, the executive officer, by accepting the grant of shares of restricted stock, agrees to be bound by certain stock ownership guidelines as set forth in his/her restricted stock award agreement. Generally, the officer agrees to attain, by no later than the fifth anniversary of the award date, a level of stock ownership at least equal to two times the officer’s annual base salary (three times for the Chief Executive Officer), calculated by dividing (i) the product of the officer’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the officer must maintain this level of stock ownership throughout the remainder of his/her employment. Additional shares of restricted stock may be granted over time to executive officers in connection with performance and promotions.
PSUs vest subject to the attainment of specified targets for “total shareholder return” as defined by the Committee. The PSUs vest on a percentage basis by reference to the change in the market price of our common stock on the New York Stock Exchange relative to the total change in price of the Russell 2500 Growth Index for the period from June 23, 2006 to March 31, 2009 (the “TSR Percentage”). If the TSR Percentage is less than 85%, no portion of the PSUs will vest. If the TSR Percentage equals or exceeds 150%, then 200% of the targeted PSU number will vest. The PSUs will not vest unless the officer is continuously employed or providing service through March 31, 2009. The PSUs will provide a positive return to the executive officer only if he or she remains employed through March 31, 2009 and the market price of our common stock increases in value relative to the Russell 2500 Growth Index as described above.
The size of the grants of stock options, shares of restricted stock, and PSUs to each executive officer is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the term of the particular grants. The size of the grants is also determined with reference to equity-based awards made to executive officers by peer companies. The relevant weight given to each of these factors can vary from individual to individual.
The Committee generally has approved grants of equity awards in specific amounts as part of an executive officer’s initial employment arrangement. During fiscal year 2007, Edward S. Northup and Joseph A. Newcomb received grants of stock options and shares of restricted stock as provided in their initial employment arrangements. Additionally, Mr. Newcomb received a grant of PSUs (50,000 PSUs assuming attainment of 200% TSR Percentage) upon commencement of his employment in June 2006, although this grant was not provided for in his employment agreement.

See the table entitled “Fiscal Year 2007 Grants of Plan-Based Awards” in this proxy statement for additional information on the number of options granted to the executive officers during fiscal year 2007.
Perquisites and Other Personal Benefits
We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.
Certain executive officers are provided an automobile allowance and participation in the plans and programs described above. Effective June 2007, the Committee decided to terminate the automobile allowance program and increased each affected officer’s base annual salary by the annual amount of his/her automobile allowance.
We have a policy with respect to both the recruitment of key executives and requesting existing key executives to relocate which provides for a relocation allowance. This amount is intended to cover various costs and expenses such as temporary housing, travel for house hunting trips, new and old home closing costs, and duplicate mortgage costs.
We have also entered into severance agreements with certain key employees, including certain of the executive officers. These severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the executive officers is provided under the heading “Potential Payments on Termination or Change in Control.”
Total Compensation
In making decisions with respect to any element of an executive officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.
Fiscal Year 2008 Compensation Decisions
During fiscal year 2007, the Committee engaged Pearl Meyer to help it evaluate our executive compensation program for fiscal year 2008, including advising the Committee on our compensation mix and the structure of our equity program and providing the Committee with comparison information on compensation practices followed by other comparable companies.
During fiscal year 2007, the Committee decided to increase the informal benchmarked target from the fiftieth percentile of the compensation paid by our peer group of companies (as described above), beginning in fiscal year 2008. The ultimate target that the Committee would like to achieve is the seventy-fifth percentile of our peer group, acknowledging that it will most likely take several fiscal years of gradual increases to reach this benchmark. In reaching this decision, the Committee reviewed the analysis produced by Pearl Meyer, which analysis assisted the Committee in arriving at the appropriate level and mix of incentive compensation.
For fiscal year 2008, the Committee has approved the use of grants of stock options and shares of restricted stock for new hires who will participate as members of our extended leadership team (“ELT”), which includes our executive officers. With respect to existing employees who are promoted and thereby participate as members of the ELT, the Committee has approved the use of grants of stock options.

The Committee has also approved fiscal year 2008 salaries and minimum, target and maximum level bonus objectives for the executive officers and the AIB plan. The amount of the award of any cash bonuses under the AIB plan for fiscal year 2008 performance will be based on our achievement of both specified results with respect to COI and strategic initiatives for fiscal year 2008. If the minimum, target or maximum performance objectives are met, participants will receive a bonus payment under the AIB plan, with the specific amount that such participant receives dependent on his or her individual performance. The amount that could be received by our President and Chief Executive Officer under the AIB plan ranges from between 0% (assuming the minimum objectives were not met) and 150% of base salary, with a target bonus amount of 125% of base salary. For the other executive officers, the amount such officers could receive under the AIB plan ranges from 0% to 90% of base salary, with target bonus amounts ranging from 40% to 75% of base salary.
Stock Ownership Guidelines
Generally, we require that an executive officer agrees to attain, by no later than the fifth anniversary of the initial award date of shares of restricted stock, a level of stock ownership at least equal to two times the officer’s annual base salary (three times for the Chief Executive Officer), calculated by dividing (i) the product of the officer’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the officer must maintain this level of stock ownership throughout the remainder of his/her employment.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the executive officers for the fiscal year ended March 31, 2007 did not exceed the $1.0 million limit for any executive officer. The 2005 Long-Term Incentive Plan, as amended, has been structured so that any compensation deemed paid in connection with the exercise of option grants, vesting of shares of restricted stock, and vesting of PSUs under that plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. While we did not take any action during fiscal year 2007 to limit or restructure the elements of cash compensation payable to executive officers, cash compensation payable to executive officers in the future may exceed the $1.0 million limit.
Accounting for Stock-Based Compensation
Beginning on April 1, 2006, we began accounting for stock-based compensation cost in accordance with the requirements of FASB Statement 123(R) (“SFAS 123(R)”).

Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE

Joseph E. Whitters, Chair
Katherine S. Napier
Walter W. Faster
Ronald J. Rossi
The foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
						Non-Equity	All
Name and Principal				Stock	Option	Incentive Plan	Other	Total
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Joshua H. Levine President, Chief Executive Officer	2007	$500,000	$450,000	$1,934,875	$702,318	$500,000	$18,746	$4,105,939
Loren L. McFarland Vice President, Chief Financial Officer	2007	$300,000	$225,000	$639,251	$132,411	$225,000	$16,079	$1,537,741
Joseph A. Newcomb Vice President, General Counsel and Secretary	2007	$219,231	—	$543,443	$675,773	$225,000	$11,076	$1,674,523
A. Christopher Fawzy(6) Former Vice President, General Counsel and Secretary	2007	$91,441	$180,000	$367,558	$95,427	—	$908,353	$1,642,779
David J. Adornetto(7) Former Vice President, Operations	2007	$131,731	$110,000	—	$20,858	—	$813,237	$1,075,826

(1)	Bonuses shown in column (d) consist of the following:
•	Joshua H. Levine: The $450,000 reflected in the bonus column above consists of payments to Mr. Levine of $200,000 to compensate him for his contributions to the sale of our urology division and $250,000 for his leadership in our efforts to obtain FDA approval of our silicone gel-filled breast implants, respectively.
•	Loren L. McFarland: The $225,000 reflected in the bonus column above consists of payments to Mr. McFarland to compensate him for his contributions to the sale of our urology division.
•	Christopher Fawzy: The $180,000 reflected in the bonus column above consists of payments to Mr. Fawzy to compensate him for his contributions to the sale of our urology division.
•	David J. Adornetto: The $110,000 reflected in the bonus column above consists of payments to Mr. Adornetto to compensate him for his contributions to the sale of our urology division.

(2)	The amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes of awards pursuant to our 2005 Long Term Incentive Plan for the fiscal year ended March 31, 2007 in accordance with SFAS 123(R), and thus may include amounts from awards granted in and prior to fiscal year 2007. Assumptions used in the calculation of these amounts are included in footnote G to our consolidated financial statements for the fiscal year ended March 31, 2007, included in our Annual Report on Form 10-K.

(3)	The amounts shown in column (f) represent the compensation cost of stock options for financial reporting purposes for fiscal year 2007 under SFAS 123(R), rather than an amount paid to or realized by the named executive officer. The SFAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (f) reflect ratable amounts expensed for grants that were made in fiscal years 2004 to 2007. The SFAS 123(R) amounts may never be realized.

(4)	The amounts in column (g) reflect the cash awards to named executive officers under our AIB plan.

(5)	The table below shows the components of column (i), which includes perquisites to the named executive officers.

				Matching
	Life Ins	Car	Auto	401k			Consultant
	Premiums	Allowance	Lease	Contributions	Gifts	Severance	Fees	Total
Joshua H. Levine	$810	—	$11,861	$6,000	$75	—	—	$18,746
Loren L. McFarland	$450	$9,554	—	$6,000	$75	—	—	$16,079
Joseph A. Newcomb	$943	$8,308	—	$1,730	$95	—	—	$11,076
A. Christopher Fawzy	$55	$2,585	—	$4,338	—	$788,000	$113,375	$908,353
David J. Adornetto	$87	$2,954	—	$4,096	—	$200,000	$606,100	$813,237

(6)	Mr. Fawzy left the Company on June 24, 2006.

(7)	Mr. Adornetto left the Company on July 14, 2006.

The following table provides information on the estimated possible payouts under our performance-based annual incentive bonus plan (“AIB”) for fiscal 2007 based on certain assumptions about the achievement of performance objectives for the Company and the individual named executive officer. The table does not set forth actual bonuses awarded to the named executive officers, which are reported in the Fiscal Year 2007 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation”.
FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
								Number of	Number of	or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Joshua H. Levine	N/A	$125,000	$500,000	$660,000				—	—	—	N/A
	7/13/2006 (3)				2,250	45,000	90,000	—	—	—	N/A
Loren L. McFarland	N/A	$56,250	$225,000	$297,000				—	—	—	N/A
	6/24/2006 (3)				1,250	25,000	50,000	—	—	—	N/A
Joseph A. Newcomb(6)	N/A	$56,250	$225,000	$297,000				—	—	—	N/A
	6/24/2006 (3)				1,250	25,000	50,000	—	—	—	N/A
	6/26/2006 (4)				N/A	20,000	N/A	—	—	—	N/A
	6/26/2006 (5)				N/A	125,000	N/A	—	—	$41.22	$1,776,250
A. Christopher Fawzy(7)
David J. Adornetto(7)

(1)	Amounts shown in columns (c), (d) and (e) are the estimated possible payouts for fiscal year 2007 under our AIB plan based on the achievement of certain identified objectives for the Company and the individual named executive officer. The actual bonuses awarded to the named executive officers are reported in the Fiscal Year 2007 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The AIB plan includes various incentive levels based on the participant’s position, with the pay-out targets for executives ranging from 40% to 100% of base salary with the potential for a 20% additional bonus for outstanding company results, plus up to a 10% additional bonus for outstanding individual performances, which increases the maximum possible payout, depending on the executive officer, to 52.8%, 85.8% or 132% of base salary. The Committee sets minimum, target and maximum levels for our financial objectives each year and the payment and amount of any bonus is dependent upon whether we achieve those performance goals.

For fiscal year 2007, the amount that could have been received by Mr. Levine under the AIB plan ranged from between 0% (assuming the minimum objectives were not met) of annual base salary and 132% of annual base salary, with a targeted bonus amount of 100% of base salary at attainment of 100% of budgeted COI. For executive officers, other than Mr. Levine, the amount such officers could have received ranged from 0% to 99% of base salary, with targeted bonus amounts from 40% to 75% of annual base salary at attainment of 100% of budgeted COI. The table sets forth the estimated range of cash payouts to executive officers under the AIB plan assuming threshold, target or maximum performance objectives were met for fiscal year 2007.

(2)	Each stock option grant allows the executive officer to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, shares subject to the option grant become exercisable in a series of installments over a four year period, contingent upon the executive officer’s continued employment.

Each grant of restricted stock vests in installments over a five year period. Apart from receiving dividends with respect to these shares, the shares of restricted stock will provide a positive return to the executive officer only if he or she remains employed by us during the vesting period. Additionally, the executive officer, by accepting the grant of shares of restricted stock, agrees to be bound by certain stock ownership guidelines as set forth in his/her restricted stock award agreement. Generally, the executive officer agrees to attain, by no later than the fifth anniversary of the award date, a level of stock ownership at least equal to two times the executive officer’s annual base salary (three times for the Chief Executive Officer), calculated by dividing (i) the product of the executive officer’s salary times two (or three, as the case may be) by (ii) the fair market value of a share of our common stock on the award date. Once attained, the officer must maintain this level of stock ownership throughout the remainder of his/her employment. Additional shares of restricted stock may be granted over time to executive officers in connection with performance and promotions.

PSUs vest subject to the attainment of specified targets for “total shareholder return” as defined by the Compensation Committee. The PSUs will not vest unless the officer is continuously employed or providing service through March 31, 2009.

(3)	Represents Performance Stock Units.

(4)	Represents shares of restricted stock.

(5)	Represents grants of stock options.

(6)	Upon his employment with us, Mr. Newcomb received an option to purchase 125,000 shares of common stock with an exercise price of $41.22 per share, 20,000 shares of restricted stock, and 25,000 PSUs.

(7)	The named executive officer left the Company during fiscal year 2007 and therefore was not eligible to participate in our incentive programs for fiscal year 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END MARCH 31, 2007

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards(2)						Stock Awards(3)
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market or
				Equity						Plan	Payout
				Incentive						Awards:	Value of
				Plan Awards:					Market	Number of	Unearned
	Number of	Number of		Number of			Number of		Value of	Unearned	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units	Units or
	Underlying	Underlying		Underlying			Units of		Units of	or Other	Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	(Exercisable)	(Unexercisable)		Options	Price	Date	Vested		Vested	Vested(4)	Vested
	(#)	(#)		(#)	($)		(#)		($)	(#)	($)
Joshua H. Levine	20,000	—		—	$19.0100	05/22/2012			—	—	—
	26,250	8,750	(5)	—	$21.0000	05/21/2013			—	—	—
	37,500	12,500	(6)	—	$21.7000	11/19/2013			—	—	—
	50,000	50,000	(7)	—	$32.4700	05/26/2014			—	—	—
	37,500	112,500	(8)	—	$37.7000	04/27/2015			—	—	—
	—	—		—	—	—	64,000	(16)	$2,944,000	—	—
	—	—		—	—	—			—	45,000	$2,070,000
Loren L. McFarland	50,000	—		—	$8.3125	05/05/2010			—	—	—
	20,000	—		—	$13.3050	05/23/2011			—	—	—
	14,000	—		—	$19.0100	05/22/2012			—	—	—
	15,000	5,000	(9)	—	$21.0000	05/21/2013			—	—	—
	12,500	12,500	(10)	—	$32.1500	06/09/2014			—	—	—
	5,000	15,000	(11)	—	$37.7000	04/27/2015			—	—	—
	—	—		—	—	—	16,000	(17)	$736,000	—	—
	—	—		—	—	—	—		25,000	$1,150,000
Joseph A. Newcomb(1)	—	125,000	(12)	—	$41.2200	06/26/2016	—		—	—
	—	—		—	—	—	20,000	(18)	$920,000	—	—
	—	—		—	—	—			—	25,000	$1,150,000
A. Christopher Fawzy	900	1,250	(13)	—	$21.0000	05/21/2013			—	—	—
	3,750	3,750	(14)	—	$32.1500	06/09/2014			—	—	—
	6,250	18750	(15)	—	$37.7000	04/27/2015			—	—	—
	—	—		—	—	—	16,000	(19)	$736,000	—	—
David J. Adornetto	—	—		—	—	—	—		—	—	—

(1)	In connection with the commencement of Mr. Newcomb’s employment with us, he received options to purchase 125,000 shares of common stock with an exercise price of $41.22, which vest ratably over four years, 20,000 shares of restricted stock, which vest ratably over five years, and 25,000 Performance Stock Units, which vest, if at all, on March 31, 2009.

(2)	All stock options vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(3)	The restrictions with respect to restricted stock awards lapse ratably over a five year period commencing on the date of grant, with 20% vesting on each anniversary of the date of grant.

(4)	The unvested shares consist of Performance Stock Units that will vest on March 31, 2009 only if the Company achieves certain specified targets.

(5)	These options were granted on May 21, 2003 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(6)	These options were granted on November 19, 2003 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(7)	These options were granted on May 26, 2004 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(8)	These options were granted on April 27, 2005 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(9)	These options were granted on May 21, 2003 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(10)	These options were granted on June 9, 2004 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(11)	These options were granted on April 27, 2005 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(12)	These options were granted on June 26, 2006 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(13)	These options were granted on May 21, 2003 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(14)	These options were granted on June 9, 2004 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(15)	These options were granted on April 27, 2005 and vest ratably over a four year period commencing on the date of grant, with 25% vesting on each anniversary of the date of grant.

(16)	The unvested shares were awarded on October 5, 2005, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(17)	The unvested shares were awarded on October 5, 2005, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(18)	The unvested shares were awarded on June 26, 2006, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

(19)	The unvested shares were awarded on October 5, 2005, and vest ratably over a five year period commencing on the date of grant, with 20% of the total grant vesting on each anniversary of the date of grant.

FISCAL YEAR 2007 OPTIONS EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)
Joshua H. Levine	100,000	$3,317,092	16,000	$823,680
Loren L. McFarland	34,000	$1,364,372	4,000	$205,920
Joseph A. Newcomb	—	—	—	—
A. Christopher Fawzy	5,100	$144,885	4,000	$205,920
David J. Adornetto	126,650	$3,640,161	6,000	$308,880

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
EQUITY COMPENSATION PLAN INFORMATION

	( a )	( b )	( c )
Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a))
Equity compensation plans approved by security holders	2,261,548	$28.13	2,905,795
Equity compensation plans not approved by security holders	—	—	—
Total	2,261,548	$28.13	2,905,795

Employment Agreements
We have entered into employment agreements with Mr. Levine, Mr. Northup, Mr. McFarland and Mr. Newcomb. Pursuant to the terms of these employment agreements, Mr. Levine receives a current base salary of $540,000, Mr. Northup receives a current base salary of $415,000, Mr. McFarland receives a current base salary of $327,000 and Mr. Newcomb receives a current base salary of $327,000. Each of the executives is also entitled to receive an annual incentive bonus of up to a specified percentage of their base salary (125% in the case of Mr. Levine, 97.5% in the case of Mr. Northup, and 75% in the case of each of the other executives) and future grants of options or other equity awards consistent with our executive compensation program. In addition, each of these employment agreements also provides for certain severance benefits in the event of termination of employment, as described in “Potential Payments on Termination or Change of Control” below.
Potential Payments on Termination or Change of Control
Our standard employment agreement with named executive officers provides a number of benefits in case of termination by us without cause or resignation by the executive for good reason (as those terms are defined in the agreements), upon the condition that the executive officer executes a general release of claims. Pursuant to the terms of their employment agreements, each executive is entitled to receive severance compensation equal to a multiple of their then-current base salary, payment of full COBRA premiums for 24 months following termination and a prorated amount of their annual incentive bonus based upon the timing of termination in relation to the end of the then fiscal year. In the case of termination within 12 months following a change of control of the Company (as defined in the agreement), each executive is entitled to receive the same severance compensation as above, except that they will receive 100% of their annual incentive bonus rather than a prorated amount, and all outstanding stock options, performance stock units, and shares of restricted stock will vest and the related restrictions shall lapse.
Joshua H. Levine. We entered into our standard employment agreement with Mr. Levine effective as of August 25, 2005. If Mr. Levine’s employment had been terminated on March 31, 2007 by us without cause or by Mr. Levine for good reason, Mr. Levine would have received the following severance benefits under his agreement: (a) $1,500,000 payable in a lump sum as of the termination date, (b) a prorated bonus of $500,000 paid in a single lump sum, and (c) the reimbursement of full COBRA premiums for 24 months.
If we had terminated Mr. Levine’s employment on March 31, 2007 in connection with a change of control as described above, Mr. Levine would have received the following severance benefits under his employment agreement: (a) a single lump sum payment of $500,000 consisting of a cash bonus, (b) severance compensation totaling 36 months’ base pay at the then-current rate of base pay, payable in one lump sum payment ($1,500,000) at the date of termination, and (c) assuming vesting acceleration had not occurred prior to March 31, 2007, (i) the acceleration of the vesting of stock options to purchase an aggregate of 183,750 shares of common stock, which stock options have a net value of $2,132,750 based on an average exercise price of $34.39 and the closing price of our common stock on March 30, 2007 of $46.00, (ii) the lapsing of all restrictions with respect to 64,000 shares of restricted stock, having a value of $2,944,000 based on $46.00 per share, the closing price of our common stock on March 30, 2007, and (iii) the acceleration of vesting of the performance stock units, having a value of $2,070,000 based on 45,000 units at $46.00 per unit, the closing price of our common stock on March 30, 2007.
Edward S. Northup. We entered into our standard employment agreement with Mr. Northup effective as of February 5, 2007. If Mr. Northup’s employment had been terminated on March 31, 2007 by us without cause or by Mr. Northup for good reason, Mr. Northup would have received the following severance benefits under his agreement: (a) $800,000 payable in a lump sum as of the termination date, (b) a prorated bonus of $50,000 to $60,000 paid in a single lump sum, and (c) the reimbursement of full COBRA premiums for 24 months.
If we had terminated Mr. Northup’s employment on March 31, 2007 in connection with a change of control as described above, Mr. Northup would have received the following severance benefits under his employment agreement: (a) a single lump sum payment of between $300,000 and $390,000 consisting of a cash bonus, (b) severance compensation totaling 24 months’ base pay at the then-current rate of base pay, payable in one lump sum payment ($800,000) at the date of termination, and (c) assuming vesting acceleration had not occurred prior to March 31, 2007, (i) the acceleration of the vesting of stock options to purchase an aggregate of 125,000 shares of common stock, which stock options have zero net value based on the exercise price of the options and the closing price of our common stock on March 30, 2007 and (ii) the lapsing of all restrictions with respect to 33,000 shares of restricted stock, having a value of $1,518,000 based on $46.00 per share, the closing price of our common stock on March 30, 2007.

Loren L. McFarland. We entered into our standard employment agreement with Mr. McFarland effective as of August 25, 2005. If Mr. McFarland’s employment had been terminated on March 31, 2007 by us without cause or by Mr. McFarland for good reason, Mr. McFarland would have received the following severance benefits under his agreement: (a) $900,000 payable in a lump sum as of the termination date, (b) a prorated bonus of $225,000 paid in a single lump sum, and (c) the reimbursement of full COBRA premiums for 24 months.
If we had terminated Mr. McFarland’s employment on March 31, 2007 in connection with a change of control as described above, Mr. McFarland would have received the following severance benefits under his employment agreement: (a) a single lump sum payment of $225,000 consisting of a cash bonus, (b) severance compensation totaling 36 months’ base pay at the then-current rate of base pay, payable in one lump sum payment ($900,000) at the date of termination, and (c) assuming vesting acceleration had not occurred prior to March 31, 2007, (i) the acceleration of the vesting of stock options to purchase an aggregate of 32,500 shares of common stock, which stock options have a net value of $422,625 based on an average exercise price of $33.00 and the closing price of our common stock on March 30, 2007 of $46.00, (ii) the lapsing of all restrictions with respect to 16,000 shares of restricted stock, having a value of $736,000 based on $46.00 per share, the closing price of our common stock on March 30, 2007, and (iii) the acceleration of vesting of the performance stock units, having a value of $1,150,000, based on 25,000 units at $46.00 per unit, the closing price of our common stock on March 30, 2007.
Joseph A. Newcomb. We entered into our standard employment agreement with Mr. Newcomb effective as of June 26, 2006. If Mr. Newcomb’s employment had been terminated on March 31, 2007 by us without cause or by Mr. Newcomb for good reason, Mr. Newcomb would have received the following severance benefits under his agreement: (a) $900,000 payable in a lump sum as of the termination date, (b) a prorated bonus of $168,750 paid in a single lump sum, and (c) the reimbursement of full COBRA premiums for 24 months.
If we had terminated Mr. Newcomb’s employment on March 31, 2007 in connection with a change of control as described above, Mr. Newcomb would have received the following severance benefits under his employment agreement: (a) a single lump sum payment of $225,000 consisting of a cash bonus, (b) severance compensation totaling 36 months’ base pay at the then-current rate of base pay, payable in one lump sum payment ($900,000) at the date of termination, and (c) assuming vesting acceleration had not occurred prior to March 31, 2007, (i) the acceleration of the vesting of stock options to purchase an aggregate of 125,000 shares of common stock, which stock options have a net value of $597,500 based on an exercise price of $41.22 and the closing price of our common stock on March 30, 2007 of $46.00, (ii) the lapsing of all restrictions with respect to 20,000 shares of restricted stock, having a value of $920,000 based on $46.00 per share, the closing price of our common stock on March 30, 2007, and (iii) the acceleration of vesting of the performance stock units, having a value of $1,150,000, based on 25,000 units at $46.00 per unit, the closing price of our common stock on March 30, 2007.
A. Christopher Fawzy. On June 24, 2006, we approved a separation and release agreement and a consulting agreement for A. Christopher Fawzy, our former Vice President, General Counsel and Secretary, following his resignation from the Company. Pursuant to the terms of Mr. Fawzy’s separation and release agreement, he received a severance payment equal to 36 months of his base salary and a payment for a prorated bonus equal to one-third of his eligible bonus amount for fiscal 2007. Mr. Fawzy is entitled to payments of COBRA premiums for up to 24 months. Mr. Fawzy executed a release of claims in favor of the Company and agreed not to solicit our employees for a period of 12 months. Pursuant to the terms of the consulting agreement, he will provide consulting services from the date of the agreement through October 31, 2007. Through December 31, 2006, Mr. Fawzy received a flat fee of $9,000 per month for up to 36 hours of consulting services and a fee of $250 per hour for any additional services. After January 1, 2007, Mr. Fawzy received a flat fee of $2,400 per month for up to eight hours of consulting services and a fee of $300 per hour for any additional services. Mr. Fawzy received additional payments totaling $120,000 as certain milestones with respect to the divestiture of our urology business were met. Mr. Fawzy’s unvested stock options and restricted stock awards will continue to vest during his consulting period.
David J. Adornetto, On June 30, 2006, we approved a mutual release of all claims agreement for David J. Adornetto, our former Vice President, Operations, following his resignation from the Company. Pursuant to the terms of the release agreement, he received a severance payment of $200,000 on July 14, 2006 in consideration for the release. Mr. Adornetto was not entitled to any benefits under his previous employment agreement with us. We also released and discharged Mr. Adornetto from any and all claims arising out of his prior employment with us.

On June 30, 2006, the Compensation Committee also approved a consulting agreement with Mr. Adornetto, effective as of July 14, 2006. Pursuant to the consulting agreement, Mr. Adornetto was to continue negotiating a licensing agreement with a potential strategic alliance partner by providing reasonable business efforts in negotiating the agreement in accordance with a non-binding letter of intent between the Company and the potential licensor. Mr. Adornetto coordinated all efforts in this process, including the efforts of outside legal counsel and inside personnel and also provided regular updates on the progress of the licensing agreement. The licensing agreement was negotiated and executed during the term of Mr. Adornetto’s consulting agreement. The consulting agreement had a term of five (5) months commencing on July 14, 2006 and could be extended by mutual agreement of the parties. We paid Mr. Adornetto a total of $606,100 for his consulting services through December 14, 2006. We agreed to reimburse Mr. Adornetto’s reasonable travel and other expenses incurred in connection with his effort to accomplish the negotiated licensing agreement. Mr. Adornetto’s restricted stock and stock options continued to vest without interruption through the term of the consulting agreement pursuant to his restricted stock and stock option agreements. The consulting agreement terminated on December 14, 2006.
Director Compensation
In May 2007, the Compensation Committee approved certain changes in the compensation program for non-employee members of the Board of Directors. Commencing on June 1, 2007, cash compensation of directors is as follows:
•	Board members who are employees of the Company will continue to receive no additional compensation for their services as directors;
•	each non-employee member of the Board of Directors will receive an annual base fee of $60,000, an increase from $50,000;
•	the Chairman of the Board, who is a non-employee director, will receive an annual fee of $75,000, an increase of $5,000;
•	the Chairman of the Audit Committee, who is a non-employee director, will receive an annual fee of $25,000 annually, an increase of $5,000;
•	the Chairman of each of the Compensation Committee and the Nominating and Governance Committees, each of whom is also a non-employee director, will receive an annual fee of $10,000, an increase of $5,000;
•	each member of a committee of the Board of Directors will continue to receive a per meeting fee of $1,000 for attending any committee meetings other than those scheduled on the same day or the day following the quarterly board meeting; and
•	each member of the Board of Directors will now receive a per meeting fee of $1,000 for attendance at Board meetings other than quarterly Board meetings.
All director fees are paid quarterly. Beginning with the 2007 Annual Meeting, an option to purchase 2,500 shares of our common stock will be granted to each director on the date of each annual meeting of shareholders. The exercise price for such options will be the closing price of our common stock as reported by the New York Stock Exchange as of the date of grant. Each option will have a term of ten years and fully vests one year after the grant date.
Each director also receives a grant of 7,500 shares of restricted stock upon his or her initial election to the Board of Directors, valued at the closing price of our common stock as reported by the New York Stock Exchange as of the date of grant. The shares of restricted stock vest with respect to one-fifth of the total number of shares of restricted stock on each of the first, second, third, fourth and fifth anniversaries of the award date. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the restricted stock.

Fiscal Year 2007 Director Compensation Table

(a)	(b)	(c)	(d)	(h)
	Fees Earned or	Stock	Option
Name(1)	Paid in Cash	Awards(2)	Awards(3)	Total
	($)	($)	($)	($)
Michael L. Emmons	$71,250	$118,012	$38,844	$230,580
Walter W. Faster	$54,000	$118,012	—	$172,772
Margaret H. Jordan	$4,167	$4,770	—	$8,937
Michael Nakonechny(4)	$57,000	$118,012	—	$176,137
Katherine S. Napier	$4,167	$4,770	—	$8,937
Ronald J. Rossi	$56,750	$118,012	—	$175,522
Jeffrey W. Ubben(5)	$27,250	—	—	$27,250
Joseph E. Whitters	$134,500	$118,012	$87,164	$340,436

(1)	Director Joshua Levine is our President and Chief Executive Officer. He is not included in this table, as he receives no compensation for his services as a director. The compensation received by Mr. Levine as our employee is shown in the Fiscal Year 2007 Summary Compensation Table.

(2)	The amounts shown in column (c) reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for awards made for the fiscal year ended March 31, 2007 pursuant to our 2005 Long Term Incentive Plan, and thus may include amounts from awards granted in and prior to fiscal year 2007. As of March 31, 2007, each of the above held the aggregate number of restricted shares shown in Note 3 below.

(3)	The amounts shown in column (d) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2007 under SFAS 123(R), rather than an amount paid to or realized by the director. The SFAS 123(R) value for options as of the grant date is spread over the requisite service period (four years). As of March 31, 2007, each of the above held the following aggregate number of stock options and restricted shares:

	Stock	Restricted
Name	Options	Shares
Michael L. Emmons	20,000	6,386
Walter W. Faster	120,000	6,386
Margaret H. Jordan	—	7,500
Michael Nakonechny	30,000	6,386
Katherine S. Napier	—	7,500
Ronald L. Rossi	—	6,386
Jeffrey Ubben	—	—
Joseph E. Whitters	40,000	6,386

(4)	Mr. Nakonechny resigned from our Board of Directors in May 2007. In connection with his resignation, vesting was accelerated on all of his unvested stock options and restricted shares.

(5)	Mr. Ubben resigned from our Board of Directors in November 2006.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 30, 2007, by (i) each person who beneficially owns more than five percent (5%) of such stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the compensation tables, and (iv) all current directors and executive officers as a group. The address for all named executive officers and directors is c/o Mentor Corporation, 201 Mentor Drive, Santa Barbara, CA 93111.

	Amount and Nature	Approximate
Name of Beneficial Owner	of Beneficial Ownership(1)	Percent of Class
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	6,442,987	17.57%
Neuberger Berman, LLC(3) 605 Third Ave New York, NY 10158	3,954,163	10.78%
Capital Research and Management Company(4) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,387,400	9.23%
Directors and Nominees
Michael L. Emmons(5)	21,243	*
Walter W. Faster(6)	206,985	*
Margaret H. Jordan	7,800	*
Katherine S. Napier	7,500	*
Burt E. Rosen	—	*
Ronald J. Rossi	75,537	*
Joseph E. Whitters(7)	34,857	*
Named Executive Officers
Joshua H. Levine(8)	398,179	1.08%
Loren L. McFarland(9)	152,420	*
Joseph A. Newcomb(10)	51,250	*
A. Christopher Fawzy	—	*
David J. Adornetto	—	*
All current directors and executive officers as a group (10 persons)(11)	988,771	2.66%

*	Less than 1%

(1)	Applicable percentage ownership is based on 36,679,906 shares of our common stock outstanding as of June 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 30, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases in which spouses share authority under applicable law or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such shareholder.

(2)	According to a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d with the SEC on February 14, 2007, FMR Corp. and Edward C. Johnson, in his capacity as Chairman of FMR Corp., have sole power to vote 613,720 shares and sole power to dispose of 6,442,987 shares. The following affiliates of FMR Corp. are also beneficial owners of such shares in the following amounts: Fidelity Management & Research Corp., 5,829,747 shares; Fidelity Management Trust Company, 247,300 shares; Strategic Advisors Incorporated, 142,200 shares; Edward C. Johnson 3d, 65,100 shares; Fidelity International Limited, 405,300 shares.

(3)	According to a Schedule 13G/A filed by Neuberger Berman Inc., Neuberger Berman LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds with the SEC on February 13, 2007, Neuberger Berman Inc. and Neuberger Berman LLC have voting power over 147,125 shares, shared voting power for 3,216,300 and shared dispositive power over 3,954,163. Neuberger Berman Management Inc. has shared voting and dispositive power over 3,216,300 shares. Neuberger Berman Equity Funds has shared voting and dispositive power over 3,177,700 shares.

(4)	According to a Schedule 13G filed by Capital Research and Management Company with the SEC on February 7, 2007, Capital Research and Management Company has sole voting and dispositive power over 3,387,400 shares.

(5)	Includes options to purchase 10,000 shares exercisable within 60 days of June 30, 2007.

(6)	Includes options to purchase 60,000 shares exercisable within 60 days of June 30, 2007.

(7)	Includes options to purchase 20,000 shares exercisable within 60 days of June 30, 2007.

(8)	Includes options to purchase 242,500 shares exercisable within 60 days of June 30, 2007.

(9)	Includes options to purchase 132,750 shares exercisable within 60 days of June 30, 2007.

(10)	Includes options to purchase 35,250 shares exercisable within 60 days of June 30, 2007.

(11)	Does not include David J. Adornetto and A. Christopher Fawzy, who are no longer employed by the Company. Includes 33,000 restricted shares held by Edward S. Northup, a current executive officer who was not a named executive officer for the 2007 fiscal year. For all current directors and executive officers as a group, includes options to purchase 500,500 shares exercisable within 60 days of June 30, 2007.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the Securities and Exchange Commission (the “SEC”) and New York Stock Exchange an initial report of ownership of our stock on Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting rules. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial reports of ownership, reports of changes in ownership and in filing these reports on their behalf.
To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
TRANSACTIONS WITH RELATED PERSONS
As part of our share repurchase program, we agreed on June 5, 2006, to repurchase from an investment partnership managed by ValueAct Capital Master Fund, L.P. two million shares of common stock at $42 per share, a 0.5% discount from the closing market price quoted on the New York Stock Exchange of $42.21 on June 5, 2006. The two million shares were repurchased for a total of $84 million and represented approximately 4.6% of the outstanding shares before the transaction. Immediately after the transaction, ValueAct Capital, through several of its investment partnerships, continued to own more than two million shares of common stock, or approximately 5% of the then outstanding shares of the Company. Mr. Jeffrey Ubben, a Managing Director of ValueAct Capital, was a member of our Board of Directors until his resignation in November 2006. The repurchase of these shares was pre-approved by the Audit Committee and the Board of Directors with interested parties abstaining or not in attendance.

Policies and Procedures with Respect to Related Party Transactions
Pursuant to the charter of our Audit Committee, all transactions between us and any of our directors, executive officers or related parties are subject to review by our Audit Committee.
AUDIT COMMITTEE REPORT
The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.
As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee approved the engagement of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2007 with management and Ernst & Young LLP. Management and Ernst & Young LLP have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.
The Audit Committee reviewed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee has discussed with Ernst & Young LLP, the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committee.” The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee periodically meets with Ernst & Young LLP, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended March 31, 2007 be included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Committee.
THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
Michael L. Emmons, Chairman
Walter W. Faster
Joseph E. Whitters
July 19, 2007

PROPOSAL 2
APPROVAL OF AMENDMENT TO THE
MENTOR CORPORATION RESTATED ARTICLES OF INCORPORATION
General
Our Board of Directors has unanimously approved a proposal to amend our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance preferred stock in one or more series, with rights, preferences and privileges and restrictions to be determined by the Board in its discretion. The Board has recommended that this proposal be presented to our shareholders for approval. You are now being asked to vote upon an amendment to our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series, with rights, preferences and privileges and restrictions to be determined by the Board in its discretion.
The text of the form of the proposed amendment to our Restated Articles of Incorporation is attached to this proxy statement as Appendix A (the “Amendment”). By approving the Amendment, shareholders will authorize us to amend our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series, with rights, preferences and privileges and restrictions to be determined by the Board in its discretion.
Purposes and Effects of the Proposal
Our authorized capital currently consists of 150,000,000 shares of capital stock, all of which are designated common stock, par value $0.10 per share. As of June 30, 2007, we had 36,679,906 shares of common stock issued and outstanding.
Pursuant to the amendment we will:
•	increase the total number of authorized shares of our capital stock to 175,000,000 shares; and
•	create a class of “blank check” preferred stock, par value $0.01 per share, consisting of 25,000,000 shares.
The Increase in Authorized Capital Stock and Creation of Class of Preferred Stock
The proposed amendment to our Restated Articles of Incorporation would increase the number of authorized shares of our capital stock to 175,000,000 shares from 150,000,000 shares. We would continue to have 150,000,000 shares of common stock authorized and available for issuance. The remaining 25,000,000 shares would be designated as preferred stock, $0.01 par value per share. This increase is primarily designed to permit us to issue preferred stock which could be or become convertible into common stock, which may be perceived as having a protective effect on our existing shareholders and having the effect of deterring unsolicited or hostile takeover attempts. We have no current plans to issue such stock, nor are we aware of any proposed takeover of us or other transaction that could propel us to consider such issuance. Rather, this proposal is designed to provide our Board of Directors with the flexibility to issue such preferred stock, should they, at some time in the future, determine that such measures are necessary or desirable.
Although the increase in the authorized number of shares of our capital stock, will not, in and of itself, have any immediate effect on the rights of our shareholders, and we do not at present expect to issue additional shares of our capital stock other than pursuant to our equity incentive plans, any future issuance could affect our shareholders in a number of respects. If we issue preferred stock convertible into common stock or other securities that have rights, preferences and privileges senior to those of our common stock, the holders of our common stock may suffer significant dilution. In addition, the issuance of any shares of the newly authorized preferred stock, including preferred stock convertible into common stock, could adversely affect the market price of our common stock.

The Authorization of “Blank Check” Preferred Stock
The term “blank check” preferred stock refers to stock for which the designations, preferences, conversion rights, and cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof, are determined by the Board of Directors of a company. The proposed Amendment to our Restated Articles of Incorporation would permit our Board of Directors to authorize the creation and issuance of up to 25,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the sole discretion of the Board of Directors, without requiring any further authorization by our shareholders. Any preferred stock issued would have priority over the common stock upon liquidation and might have priority rights as to dividends, voting and other features. Accordingly, the issuance of preferred stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of the common stock.
Our Board of Directors believes that the creation of blank check preferred stock is in the best interests of the Company and its shareholders because it provides the Board of Directors with significant flexibility by permitting our Board of Directors to respond quickly to corporate opportunities that may arise in the future. The Amendment would enable our Board of Directors to issue preferred stock in connection with such activities as public or private offerings of shares for cash, acquisitions of other companies and other financing opportunities. We do not have any current plans, commitments, arrangements or agreements, written or otherwise, to issue or designate any of the blank check preferred stock to be authorized by the amendment.
Our Board of Directors may also choose to consider adopting a shareholder rights plan, or “poison pill,” as an anti-takeover defense at some future point. Shareholder rights plans involve the issuance to common shareholders of a right to purchase shares of convertible preferred stock under certain circumstances. In order to implement such a plan, the Board of Directors must have the ability to create and issue a class of preferred stock with certain terms and the Company must also have available sufficient shares of common stock to effect the conversion. In approving the Amendment to the Restated Articles of Incorporation, the Board of Directors considered that the creation of blank check preferred stock will provide our Board of Directors with the ability to issue preferred stock without requiring an additional shareholder vote and provide greater financial flexibility and speed at a lower cost, thereby permitting us to adopt a shareholder rights plan in the future, should the Board of Directors believe it is desirable to do so.
Before approving the Amendment and authorizing our management to seek shareholder approval of the Amendment, our Board of Directors also considered factors that potentially weighed against the adoption of the blank check preferred stock. The issuance and designation of any shares of blank check preferred stock could result in the dilution of the voting power and equity interests for our existing shareholders. In addition, a future issuance of blank check preferred stock and/or the subsequent adoption of a shareholder rights plan (which would then be possible) could prevent or deter the acquisition of the Company by a third party, especially if the transaction was not previously approved by our Board of Directors. Our shareholders will be solely reliant upon the business judgment of our Board of Directors regarding the various terms and conditions which may be ascribed to any series of preferred stock created in the future. Moreover, the ability to designate and issue new series of blank check preferred stock without shareholder action deprives shareholders of notice that such actions are being considered and of providing input in the process. However, after considering these factors, among others, our Board of Directors determined that the potential anti-takeover benefits and the benefits of flexibility, speed and cost described above well outweighed the possible negative impacts of the Amendment on the Company and our shareholders. As a result, the Board of Directors recommends that shareholders vote “FOR” approval of the Amendment to the Restated Articles of Incorporation.
Proposal
At the Annual Meeting, shareholders will be asked to vote upon an amendment to our Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance preferred stock in one or more series, with rights, preferences and privileges and restrictions to be determined by the Board in its discretion. Approval of this Proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. The Board of Directors recommends that you vote FOR this Proposal.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Pursuant to authority delegated to the Audit Committee by the Board of Directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2008. This appointment is being submitted to our shareholders for ratification. Ernst & Young LLP has audited the financial statements of the Company for the fiscal year ended March 31, 2007, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in any capacity other than that of the Company’s independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the 2007 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.
In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of another independent registered public accounting firm will be considered by the Audit Committee of the Board of Directors.
Audit and All Other Fees
The fees billed to the Company by Ernst & Young LLP for services rendered during the 2007 and 2006 fiscal years were as follows:

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,035,976	$1,016,955
Audit-Related Fees (2)	117,319	185,000
Tax Fees (3)	104,315	226,030
All Other Fees (4)	1,500	1,500

TOTAL	$1,259,110	$1,429,485

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services performed by Ernst & Young LLP. This includes professional services related to the audit of the financial statements for our urology business in conjunction with our divestiture of that business and assistance performing due diligence in connection with potential acquisitions.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance. This includes preparation or review of original and amended tax returns for the Company and/or its subsidiaries and other “Audit-Related” items and assistance in responses to various tax authorities.

(4)	All Other Fees — This category is for fees related to the Ernst & Young LLP online subscription service and an education seminar sponsored by Ernst & Young LLP.

Under its Charter, the Audit Committee must pre-approve all engagements of the Company’s independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Committee. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At each subsequent Audit Committee meeting, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Committee at the next Committee meeting.
Since April 2004, each new engagement of Ernst & Young LLP has been approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.
Proposal
At the Annual Meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2008. Approval of this Proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. The Board of Directors recommends that you vote FOR this Proposal.

ANNUAL REPORT
A copy of our Annual Report for the fiscal year ended March 31, 2007 has been mailed concurrently with this proxy statement to all shareholders entitled to notice of, and to vote at, the Annual Meeting. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MENTOR CORPORATION, 201 MENTOR DRIVE, SANTA BARBARA, CALIFORNIA, 93111. OUR SEC FILINGS ARE ALSO AVAILABLE ON THE COMPANY’S WEBSITE UNDER “INVESTOR RELATIONS” AT http://www.mentorcorp.com AND THE SEC’s WEBSITE AT http://www.sec.gov.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2008 Annual Meeting must be received no later than March 21, 2008, in order to be included in the proxy statement and form of proxy relating to that meeting. However, if the date of the 2008 Annual Meeting is changed by more than 30 days from the date of this year’s Annual Meeting, then the deadline for submission of shareholder proposals would be a reasonable time before the Company begins to print and mail its proxy materials.
Pursuant to the proxy rules under the Securities Exchange Act of 1934, the Company’s shareholders are notified that the deadline for providing the Company with timely notice of any shareholder proposal to be submitted outside the Rule 14a-8 process for consideration at the 2008 Annual Meeting will be June 4, 2008. As to matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposals shall be granted to the persons designated in the Company’s proxy related to the 2008 Annual Meeting.
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
Company shareholders and other interested parties who wish to communicate with the Board of Directors or any individual director can write to the following address:
Mentor Corporation
Attention: Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111
OTHER MATTERS
The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.
BY ORDER OF THE BOARD OF DIRECTORS
/s/Joseph A. Newcomb
Joseph A. Newcomb
Secretary
Dated: July 29, 2007

MENTOR CORPORATION
ANNUAL MEETING OF SHAREHOLDERS — SEPTEMBER 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF MENTOR CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2007 Annual Meeting of Shareholders of Mentor Corporation (the “Company”), to be held September 17, 2007 and the proxy statement, and hereby appoints Joseph E. Whitters and Joshua H. Levine, and each of them, as attorneys-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. local time at the Four Seasons Resort, the Biltmore, 1260 Channel Drive, Santa Barbara, California, 93108 on September 17, 2007, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:
1.	To elect a Board of eight directors to serve until the next Annual Meeting, or until their successors are duly elected and qualified.

☐ FOR ALL nominees listed below*	☐ WITHHOLD AUTHORITY for all nominees listed below*	☐ EXCEPTIONS*
*INSTRUCTION: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for an individual while voting for others, check the “Exceptions” box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.
Michael L. Emmons; Walter W. Faster; Margaret Jordan, Joshua H. Levine;
Katherine Napier; Burt E. Rosen; Ronald J. Rossi; Joseph E. Whitters
2.	To approve an amendment to the Company’s Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1, FOR THE APPROVAL OF PROPOSAL NO. 2, AND FOR THE APPROVAL OF PROPOSAL NO. 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES PRESENT AT THE MEETING MAY EXERCISE ALL POWERS GRANTED HEREBY.

The undersigned hereby ratifies and confirms all that said attorneys-in-fact and proxies shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournment thereof.
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

	Date:	, 2007

Signature

	Date:	, 2007

Signature
Please MARK, SIGN, DATE and RETURN this PROXY in the enclosed self-addressed envelope.

APPENDIX A
ARTICLES OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF
MENTOR CORPORATION
Mentor Corporation, a corporation organized and existing under and by virtue of the Minnesota Business Corporation Act (the “Corporation”), does hereby certify:
FIRST: The name of the Corporation is Mentor Corporation.
SECOND: This Articles of Amendment to Restated Articles of Incorporation was approved by the affirmative vote of the majority of the Board of Directors of the Corporation and submitted to the shareholders of the Corporation, and was duly approved by the required vote of the shareholders of the Corporation in accordance with the provisions of the Minnesota Business Corporation Act.
THIRD: Pursuant to the Minnesota Business Corporation Act, paragraph A. of ARTICLE VI of the Corporation’s Restated Articles of Incorporation is amended to read in its entirety as follows:
A. Authorized Shares. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Shares” and “Preferred Shares.” The total number of shares the Company is authorized to issue is one hundred seventy-five million (175,000,000). One hundred fifty million (150,000,000) shares shall be common shares, $0.10 par value per share. Twenty-five million (25,000,000) shares shall be preferred shares, $0.01 par value per share.
The preferred shares authorized by this Restated Articles of Incorporation may be issued in one or more series. The Board of Directors of the Company is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.
FOURTH: I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.
ACCORDINGLY, this Articles of Amendment to Restated Articles of Incorporation of Mentor Corporation is hereby executed and submitted in accordance with the provisions of the Minnesota Business Corporation Act.

Dated: , 2007
By:
Joshua H. Levine Chief Executive Officer